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                                                                   EXHIBIT 2(d)

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT, dated as of November 8, 1999, between CHASTAIN CAPITAL CORPORATION, a Georgia corporation ("Assignor") and MERRILL LYNCH MORTGAGE CAPITAL INC., a Delaware corporation ("Assignee").

                              W I T N E S S E T H:

         WHEREAS, Merrill Lynch International, an affiliate of Assignee, has previously arranged a Junior Mortgage Loan Facility for Blackstone Hotel Acquisitions Company, as borrower (the "Facility") pursuant to an Amended and Restated Junior Facility Agreement, dated April 30, 1998 (the "Facility Agreement");

         WHEREAS, Assignor acquired a (pound)11,980,000 interest as a "Junior Lender" in the Facility pursuant to Novation Certificate dated August 24, 1998;

         WHEREAS, Assignee wishes to purchase, and Assignor wishes to sell, all of the Assignor's right, title and interest in, to and under the Facility Agreement and the Facility on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignee and Assignor agree as follows:

                                   ARTICLE I

                              GENERAL DEFINITIONS

         Section 1.01. Defined Terms. In addition to the terms defined above, the following capitalized terms shall have the following meanings (terms defined in the singular are to have the same meaning when used in the plural and vice versa):

         "Agreement" means this purchase agreement, dated as of November 5, 1999, between the Assignee and the Assignor, as such agreement may be amended and supplemented from time to time in accordance with its terms.

         "Assignee" means Merrill Lynch Mortgage Capital Inc., a Delaware corporation.

         "Assignor" means Chastain Capital Corporation, a Georgia corporation.

         "Borrower" means Blackstone Hotel Acquisitions Company, a company organized under the laws of England.


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         "Closing Date" means November 8, 1999.

         "Conveyed Property" means all right, title and interest of Assignor in and to (i) the Facility and the Facility Agreement including, without limitation, all amounts payable to the Assignor under the Facility Agreement arising on or after the Closing Date, and (ii) the other Facility Documents.

         "Facility" means the loan by Junior Lender to Borrower made pursuant to the Facility Agreement.

         "Facility Documents" means the Facility Agreement and each of the other Finance Documents (as defined in the Facility Agreement) relating thereto.

         "Junior Lender" means each Person identified as a Junior Lender under the Facility Agreement.

         "Person" means an individual, partnership, corporation, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Purchase Price" means (pound)10,934,673.08.

         Capitalized terms not otherwise defined in the Agreement shall have the meaning set forth in the Facility Agreement.

                                   ARTICLE II
                               PURCHASE AND SALE

         Section 2.01. Purchase and Sale. Subject to the terms and conditions of this Agreement, Assignor hereby sells, grants, transfers, and assigns the Conveyed Property to Assignee. This assignment is made without recourse to the Assignor, except as specifically provided in Article IV hereof.

         Section 2.02. Purchase Price. In consideration of the foregoing Assignor hereby directs and authorizes Assignee, contemporaneously with the execution of this Agreement, to pay to Merrill Lynch Capital Services Inc. ("MLCS") on behalf of Assignor, by wire transfer of immediately available funds, the amount of the Purchase Price on the Closing Date. Pursuant to the terms of the Cross Currency Basis Swap Agreement between Assignor and MLCS (the "Swap Agreement"), MLCS has paid to Assignor the sum of $17,931,106.19, which sum shall be deposited by Assignor in the Assignor's account with Chase Manhattan Bank. The Assignor and the Assignee have executed and delivered to Bankers Trust Company, as Junior Agent and Security Trustee, a Novation Certificate in the form attached hereto as Exhibit A. Notwithstanding anything to the


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contrary contained herein, Assignor agrees to hold all sums received by
Assignor in the aforementioned account in trust, and Assignor shall not release or distribute such sums unless and until Assignor and Assignee have received written confirmation from Bankers Trust Company, as Junior Agent and Security Trustee, that Bankers Trust Company has received the Novation Certificate from Assignor and has executed the Novation Certificate as provided by Clause 27.3 of the Facility Agreement.

         Section 2.03. Intention of the Parties. The Assignor and the Assignee intend that this assignment and conveyance constitute a sale of the Conveyed Property to the Assignee conveying good title thereto, free and clear of all liens, claims and encumbrances created by the Assignor, and that the Conveyed Property shall not be part of the Assignor's estate in the event of the insolvency or bankruptcy of the Assignor. The Assignor shall mark its records in such manner as to indicate unambiguously the ownership of the Conveyed Property by the Assignee.

         Section 2.04. Assumption of Obligations. In connection with the assignment of all of Assignor's right, title and interest in and to the Conveyed Property, the Assignee hereby agrees to assume, perform and discharge, all of the agreements, obligations and duties of Assignor, as a "Junior Lender" under the Facility Documents arising from and after the date hereof (the "Assumed Obligations"). The Assignee shall not assume any liability or obligation of Assignor which arose prior to the Closing Date (the "Retained Obligations") and Assignor shall continue to be liable and responsible for all such Retained Obligations, including those as a result of Assignor's failure to perform any of its agreements, obligations and duties under any of the Facility Documents prior to the date hereof.

         Section 2.05. Transfer Fee. Contemporaneously with the execution of this Agreement and the payment of the Purchase Price, Assignee has paid to Bankers Trust Company, as Junior Agent and Security Trustee, a fee of (pound)750 as required under Clause 27.2(d) of the Facility Agreement in respect of the transfer of the Conveyed Property.

         Section 2.06. Hedging Arrangements. Contemporaneously with the execution of this Agreement, Assignor has terminated the Swap Agreement between Assignor and MLCS.

         Section 2.07. Further Assurances. Assignor and Assignee agree to cooperate with each other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to effectuate the transfer of the Conveyed Property to Assignee and otherwise to carry out, evidence and confirm the intended purposes of this Agreement. In the event that the Assignor receives any payment of principal and interest due on the Facility after the Closing Date, Assignor shall hold such payment in trust for and immediately remit such payment to the Assignee.


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                                  ARTICLE III

                    REPRESENTATION, WARRANTIES AND COVENANTS

         Section 3.01. Representations, Warranties and Covenants of Assignor. Assignor hereby makes the following representations, warranties and covenants on which the Assignee has relied in executing this Agreement. Such representations, warranties and covenants are made as of the Closing Date, but shall survive the sale, transfer and assignment of the Conveyed Property to the Assignee for a period of 90 calendar days after the Closing Date.

                  (i) Organization and Good Standing. Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is qualified to transact business in each state or jurisdiction in which qualification is required for Assignor to perform its obligations under this Agreement and the Facility Documents to which it is a party.

                  (ii) Authorization. Assignor has the corporate power to execute, deliver and perform this Agreement and the Facility Documents to which it is a party, and the execution, delivery, and performance of this Agreement and the Facility Documents to which it is a party have been duly authorized by Assignor by all necessary corporate action;

                  (iii) Binding Obligation. This Agreement, assuming due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

                  (iv) No Violation. Assuming Assignee is a Qualifying Bank, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof, will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under the articles of incorporation or by-laws of Assignor, or any material indenture, agreement, mortgage, deed of trust or other instrument to which Assignor is a party or by which it is bound, or result in the creation or imposition of any lien upon any of the Conveyed Property or any of Assignor's material properties pursuant to the terms of such indenture, agreement, mortgage, deed of trust or other such instruments, or, to the best of Assignor's knowledge, violate any law, or any material order, rule or regulation applicable to it, of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Assignor or any of its properties;

                  (v) No Proceedings. Assuming Assignee is a Qualifying Bank, there are no pending proceedings or investigations to which Assignor is a party or, to the knowledge of


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         Assignor, threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement or any Facility Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Facility Documents, or (C) seeking any determination or ruling that would materially and adversely affect the performance by Assignor of its obligations under, or the validity or enforceability of, this Agreement or any Facility Document;

                  (vi) Approvals. Assuming Assignee is a Qualifying Bank, all approvals, authorizations, consents, order or other actions of any person, corporation or other organization, or of any court, governmental agency or body or official, required in connection with the execution, delivery and performance of this Agreement (including the assignment of the Conveyed Property) or any Facility Documents by Assignor, have been taken or obtained on or prior to the Closing Date;

                  (vii) No Prior Assignment. Assignor is the sole legal and beneficial owner of the Conveyed Property. Assignor has not sold, pledged, or assigned, in whole or in part (including by way of participation or otherwise), or modified or amended any of its right, title and interest in, to and under the Conveyed Property, other than the assignment to the Assignee hereunder;

                  (viii) Outstanding Balance of the Facility. The outstanding principal balance of the Assignor's Commitment (i.e. portion of the outstanding principal balance of the Facility) as of the Closing Date is (pound)11,980,000;

                  (ix) Securities Laws. Assignor has not directly or through any agent, offered the Conveyed Property or any part thereof or any similar security for sale to, or solicited offers to buy the same from, or otherwise approached or negotiated in respect thereof with, anyone other than Assignee in any manner so as to bring the sale of the Conveyed Property or any part thereof pursuant hereto within the provisions of Section 5 of the Securities Act of 1933, as amended.

         Except with respect to the due authorization, execution and delivery of the Facility Documents by Assignor, Assignor makes no representation or warranty, and assumes no responsibility, with respect to the due execution, validity, sufficiency, enforceability or collectibility of the indebtedness under the Facility or the evidence thereof, including, without limitation, the Facility Documents, and any and all collateral security documents and guarantees. Assignor will assume no responsibility for the financial condition of the Borrower, or for the performance of any of its obligations.

         Section 3.02 Representations, Warranties and Covenants of the Assignee. The Assignee hereby makes the following representations, warranties and covenants upon which the Assignor has relied on executing and delivering this Agreement. Such representations, warranties


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and covenants are made as of the Closing Date, but shall survive the sale, transfer and assignment of the Conveyed Property of the Assignee for a period of 90 days after the Closing Date.

                  (i) Organization and Good Standing. Assignee is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to transact business in each state in which qualification is required to perform its obligations under this Agreement.

                  (ii) Authorization. Assignee has the corporate power to execute, deliver and perform this Agreement and the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action;

                  (iii) Binding Obligation. This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation, enforceable against Assignee in accordance with its terms, subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditor;

                  (iv) No Violation. The consummation of the transactions contemplated by his Agreement, and the fulfillment of the terms hereof, will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under Assignee's certificate of incorporation or by-laws, or any material indenture, agreement, mortgage, deed of trust or other instrument to which Assignee is a party or by which Assignee is bound, or result in the creation or imposition of any lien upon any of its material properties pursuant to the terms of such indenture, agreement, mortgage, deed of trust or other such instrument, or, to the best of Assignee's knowledge, violate any law, or any material order, rule or regulation applicable to it, of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or any of its properties;

                  (v) No Proceedings. There are no proceedings or investigations to which Assignee is a party pending or, to Assignee's knowledge, threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (C) seeking any determination or ruling that would materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement;

                  (vi) Approvals. All approvals, authorizations, consents, orders or other actions of any person, corporation or other organization, or of any court, governmental agency or body or official, required in connection with the execution and delivery of this Agreement by it, have been taken or obtained on or prior to the Closing Date;


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                  (vii)    Independent Credit Analysis. Assignee is purchasing
         its interest in the Conveyed Property based upon its independent credit analysis and evaluation of Borrower and the Collateral, and Assignee acknowledges that Assignor has not made any representations or warranties to the Assignee, except as expressly set forth in this Agreement and that no action taken by Assignor shall be deemed to constitute a representation or warranty of Assignor to the Assignees, unless such representation or warranty is expressly set forth in this Agreement;

                  (viii) Qualifying Bank. Assignee is a Qualifying Bank as defined in the Facility Agreement.

                                   ARTICLE IV

                                INDEMNIFICATION

         Section 4.01. Indemnification by Assignor. Assignor hereby agrees to defend and indemnify Assignee, each of Assignee's affiliates and subsidiaries, and each of their respective officers, directors, employees or controlling persons (collectively, the "Assignee Indemnified Persons") for, and hold each of the Assignee Indemnified Persons harmless against, each and every loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "Loss"), arising, directly or indirectly, from or in connection with:

                  (i) Any misrepresentation or breach of warranty made by Assignor in this Agreement;

                  (ii) Any breach by Assignor of any covenant or obligation of Assignor in this Agreement; and

                  (iii) Any failure of Assignor to perform or satisfy any of the Retained Obligations.

         Section 4.02. Indemnification by Assignee. Assignee hereby agrees to defend and indemnify Assignor, Lend Lease Real Estate Investments, Inc. and each of their respective officers, directors, employees, and controlling persons (collectively, "Assignor Indemnified Persons") for, and hold each of the Assignor Indemnified Persons harmless against, each and every Loss, arising, directly or indirectly, from or in connection with:

                  (i) Any misrepresentation or breach of warranty made by Assignee in this Agreement;


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                  (ii)     Any breach by Assignee of any covenant or obligation
         of Assignee in this Agreement; or

                  (iii) Any failure of Assignee to perform or satisfy any of the Assumed Obligations.

         Section 4.03. Procedure for Indemnification - Third-Party Claims. Promptly after receipt by any Assignee Indemnified Person or Assignor Indemnified Person of notice of the commencement of any demand, claim or proceeding against it by a third party, if a claim is to be made against Assignor under Section 4.01 or Assignee under Section 4.02, such Assignee Indemnified Person or Assignor Indemnified Person (each an "Indemnified Party") shall give notice to Assignor or Assignee, respectively (the "Indemnifying Party"), of the commencement of such claim within 20 days of the notice of such demand, claim or proceeding, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that is may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice. If any proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes to assume and control the defense of such proceeding with counsel reasonably acceptable to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the Indemnified Party in connection with the defense of such proceeding (unless the Indemnifying Party is also a party to such proceeding and outside counsel for the Indemnified Party reasonably determines in good faith that joint representation would be inappropriate due to an actual or potential conflict of interest or differing defenses). No compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent, and the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

         Section 4.04. Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Indemnifying Party.

         Section 4.05. Limitations. No Indemnifying Party shall be required to indemnify any person under this Article IV with respect to any Loss unless a request or claim for indemnification with respect to the proceeding or matter giving rise to such Loss shall have been made in accordance with the provisions of this Article IV on or prior to 90 days after the Closing Date.

         Section 4.06. Insurance and Subrogation. The amount of any indemnification payable under this Article IV shall be net of insurance proceeds paid without reservation and actually received and specifically related to the claim otherwise covered by the indemnity provisions herein


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to the Indemnified Party under a policy of insurance covering the loss giving rise to the claim. The parties agree to respond within a reasonable time to any inquiry by the other parties as to the status of any such insurance payment. An Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Parties as against any other persons with respect to any Loss paid by the Indemnifying Party under this Article IV. The Indemnified Parties shall cooperate with the Indemnifying Party in the assertion by the Indemnifying Party of any such claim against such other persons.

                                   ARTICLE V

                                    GENERAL

         Section 5.01. Further Assurances. The parties hereto agree to execute and delivery, or cause to be executed and delivered, all such instruments and take all such action as may be required in order to effectuate the purposes and to carry out the terms of this Agreement.

         Section 5.02. Headings. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

         Section 5.03. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which when taken together, shall constitute but one and the same instrument.

         Section 5.04. Assignment; Successors and Assigns. The Assignee may assign all of its rights and obligations under this Agreement to any Person without the consent of the Administrator. All of the terms, covenants and conditions herein contained shall inure to the benefit of and be binding upon the parties, their successors and assigns.

         Section 5.05. Notices. Any notice, request, direction, consent, or other communication permitted or required to be given hereunder shall be in writing, shall be signed by the person giving it and shall be deemed conclusively to have been given (a) when personally delivered, (b) when sent by telex, facsimile or telegram on any Business Day (and confirmed in writing given in accordance with this Section 5.05) or (c) on the third day following the day sent by certified or registered mail, postage prepaid and return receipt requested, to the parties at the following addresses:

            If to Assignor:  CHASTAIN CAPITAL CORPORATION
                             3424 Peachtree Road - Suite 800
                             Atlanta, Georgia 30326
                             Attention:  Steven Grubenhoff
                             Facsimile No.: (404) 848-8929
                             Phone No.: (404) 848-8871


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            If to Assignee:  MERRILL LYNCH MORTGAGE CAPITAL INC.
                             World Financial Center
                             New York, New York 10281
                             Attention:  David Mahoney
                             Facsimile No.: (212) 449-3861
                             Phone No.: (212) 449-6253

         Either party may change the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 5.05.

         Section 5.06. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to the principles of conflicts of law. Venue shall be proper in the Southern District of New York.

         Section 5.07. Severability of Provisions. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under New York law. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, illegal or unenforceable in any respect, then such invalidity of such covenants, agreements, provisions or terms of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         Section 5.08. Integration. Without prejudice to Clauses 27.2(e) and 27.2(g) of the Facility Agreement, this Agreement and Exhibits (which are an integral part of this Agreement) constitutes the entire agreement and understanding between or among the parties hereto which respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written. There are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as specifically set forth in or incorporated herein.

         Section 5.09. Amendment and Waiver. This Agreement may be amended or modified only by an instrument signed by all of the parties hereto. A waiver of any provisions of this Agreement must be in writing, designated as such, and signed by the party against whom enforcement of the waiver is sought. The waiver by a party of any right to bring an action of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any right to bring an action for any subsequent, similar or other breach of this Agreement.


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         IN WITNESS WHEREOF, each party has caused this instrument to be signed in its corporate name on its behalf by its duly authorized officers as of the date written above.

                                    CHASTAIN CAPITAL CORPORATION

                                    By: /s/ Steven G. Grubenhoff
                                        --------------------------------
                                    Name:  Steven G. Grubenhoff
                                          ------------------------------
                                    Title: Chief Financial Officer
                                          ------------------------------

                                    MERRILL LYNCH MORTGAGE CAPITAL INC.

                                    By: /s/ David Mahoney
                                        --------------------------------
                                    Name:  David Mahoney
                                          ------------------------------
                                    Title: Director
                                          ------------------------------


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